News Release

For Immediate Release:	For More Information,
April 24, 2007	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced net income today of $4,886,000, or $0.34 per diluted share, for the three months ended March 31, 2007.  These quarterly earnings represent a 2.1% decrease in net income and a 2.9% decrease in diluted earnings per share from the net income of $4,991,000, or $0.35 per diluted share, reported for the first quarter of 2006.  The slightly lower earnings were a result of a lower net interest margin and higher operating expenses, which offset the positive impact of the Company’s balance sheet growth.

During the first quarter of 2007, the Company continued to experience strong growth in loans and deposits.  Loans outstanding grew by $36 million, or 8.3% on an annualized basis, while deposits grew by $50 million, or 11.9% on an annualized basis.

Total assets at March 31, 2007 amounted to $2.18 billion, 14.1% higher than a year earlier.  Total loans at March 31, 2007 amounted to $1.78 billion, a 14.3% increase from a year earlier, and total deposits amounted to $1.75 billion at March 31, 2007, an 11.5% increase from a year earlier.

The growth in loans and deposits was the primary reason for an increase in the Company’s net interest income when comparing the first quarter of 2007 to the first quarter of 2006.  Net interest income for the first quarter of 2007 amounted to $18.9 million, a 5.7% increase over the $17.9 million recorded in the first quarter of 2006.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin in the first quarter of 2007 was 3.97%, a 36 basis point decline from the 4.33% margin realized in the first quarter of 2006.  The first quarter of 2007 marked the fifth consecutive quarter that the net interest margin has declined.  The compressing margin has been primarily due to deposit rates paid by the Company rising by more than loan and investment yields, which is associated with the flat interest rate yield curve that has prevailed in the marketplace for most of the past year.  The Company has also been negatively impacted by customers shifting their funds from low cost deposits to higher cost deposits as rates have risen.  Neither of these factors significantly worsened in the first quarter of 2007 compared to the fourth quarter of 2006.  Instead, the 8 basis point decrease in the Company’s net interest margin in the first quarter of 2007 from the fourth quarter of 2006 was primarily a result of the repricing of time deposits that matured during the quarter that had been originated in periods when interest rates were lower.

The Company’s provision for loan losses did not vary significantly between the periods presented, amounting to $1,121,000 in the first quarter of 2007 compared to $1,015,000 in the first quarter of 2006.  Factors that played an offsetting role in this comparison were i) lower 2007 loan growth, which generally results in a lower provision for loan losses, and ii) higher 2007 net charge-offs, which generally increases the necessary provision for loan losses.  In the first quarter of 2007, net loan growth amounted to $36 million compared to $71 million in the first quarter of 2006.  In the first quarter of 2007, the Company recorded $590,000 in net charge-offs compared to $121,000 in the first quarter of 2006.  The ratio of annualized net charge-offs to average loans was 0.14% in the first quarter of 2007 compared to 0.03% in the first quarter of 2006.  The Company’s ratio of nonperforming assets to total assets was 0.38% at March 31, 2007 compared to 0.25% at March 31, 2006.

Noninterest income amounted to $4.2 million for the first quarter of 2007, a 7.1% increase from the first quarter of 2006.  There were no unusual items of noninterest income that were significant in either period.

Noninterest expenses amounted to $14.1 million in the first quarter of 2007, an 11.0% increase over 2006.  This increase is primarily a result of the Company’s overall growth.  Additionally, during the first quarter of 2007, the Company incurred $286,000 in expense related to a performance improvement consulting project that was substantially begun and completed during the quarter, which negatively impacted earnings per share by approximately one cent per share.  The near absence of this expense in future quarters and efficiencies that are expected to be derived from the project are expected to benefit earnings in the future.

The Company’s effective tax rate did not vary significantly, amounting to 37.8% in the first quarter of 2007 compared to 38.1% in the first quarter of 2006.

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “Although the banking environment remains difficult, we see many positive things occurring at our company that should benefit our shareholders in the future.  We continue to experience strong loan and deposit growth and our February opening of a branch in Ocean Isle Beach, North Carolina represents our fifth branch in the growing southeastern coastal region of the state.”

Mr. Ocheltree continued, “Additionally, we expect to open our first uniquely Hispanic branch in June under the trade name “Primer Banco” in Asheboro, North Carolina, and we will soon thereafter convert our existing Candor, North Carolina branch to serve as a dual First Bank/Primer Banco branch.  The staff in these branches will be bilingual and the branches will reflect the Hispanic culture.  We want to make it easy for everyone to experience First Bank’s One-on-One banking philosophy.  The name “Primer Banco” means First Bank in Spanish, and all of our customers will be able to visit and transact business with branches of either name.”

Mr. Ocheltree added, “I would like to invite our friends and shareholders to our Annual Shareholders Meeting to be held at 3:00 P.M. on May 2, 2007 at the James H. Garner Conference Center located at 211 Burnette Street in Troy.  I think you will find the meeting to be informative, and I always enjoy meeting and talking with my fellow shareholders.  Also, at this meeting, we will be bidding farewell to Dr. David Bruton and Mr. Edward Taws, who are retiring from the Board of Directors.  They were both instrumental in making this company what it is today, and I know you’ll want to thank them for all of their years of loyal service.”

Mr. Ocheltree concluded, “Immediately following the annual meeting, we will be hosting a retirement reception for Jimmie Garner, our former President who retired at the end of 2006 after 37 years of distinguished service.   Please come and thank Jimmie for his tireless dedication to First Bancorp and more importantly for being a faithful friend to his employees, customers and the community.”

Mr. Ocheltree also noted the following corporate developments:

•	On February 13, 2007, the Company opened a full-service bank branch in Ocean Isle located at 113A Causeway Drive.

•
On February 28, 2007, the Company announced a quarterly dividend of 19 cents per share payable on April 25, 2007 to shareholders of record on March 31, 2007.  The current dividend rate is an increase of 5.6% over the dividend rate paid in the same period of 2006.

•	There was no stock repurchase activity during the first quarter of 2007.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.2 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in southern Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  The Company also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$33,211	26,762
Interest on investment securities	1,672	1,456
Other interest income	653	497
Total interest income	35,536	28,715	23.8%
Interest expense
Interest on deposits	13,979	9,442
Other, primarily borrowings	2,691	1,420
Total interest expense	16,670	10,862	53.5%
Net interest income	18,866	17,853	5.7%
Provision for loan losses	1,121	1,015	10.4%
Net interest income after provision for loan losses	17,745	16,838	5.4%
Noninterest income
Service charges on deposit accounts	2,177	2,074
Other service charges, commissions, and fees	1,259	1,205
Fees from presold mortgages	327	267
Commissions from financial product sales	459	439
Data processing fees	47	36
Securities gains	–	–
Other losses	(33)	(67)
Total noninterest income	4,236	3,954	7.1%
Noninterest expenses
Personnel expense	8,121	7,566
Occupancy and equipment expense	1,876	1,627
Intangibles amortization	94	61
Other operating expenses	4,039	3,475
Total noninterest expenses	14,130	12,729	11.0%
Income before income taxes	7,851	8,063	(2.6%)
Income taxes	2,965	3,072	(3.5%)
Net income	$4,886	4,991	(2.1%)

Earnings per share – basic	$0.34	0.35	(2.9%)
Earnings per share – diluted	0.34	0.35	(2.9%)

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$18,866	17,853
Tax-equivalent adjustment (1)	124	126
Net interest income, tax-equivalent	$18,990	17,979	5.6%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - page 2

	Three Months Ended March 31,		Percent
PERFORMANCE RATIOS (annualized)	2007	2006	Change
Return on average assets	0.95%	1.12%
Return on average equity	11.89%	12.78%
Net interest margin - tax equivalent (1)	3.97%	4.33%
Efficiency ratio - tax equivalent (1) (2)	60.84%	58.04%
Net charge-offs to average loans	0.14%	0.03%
Nonperforming assets to total assets (period end)	0.38%	0.25%

SHARE DATA
Cash dividends declared	$0.19	0.18	5.6%
Stated book value	11.49	11.12	3.3%
Tangible book value	7.92	7.69	3.0%
Common shares outstanding at end of period	14,367,868	14,291,060
Weighted average shares outstanding - basic	14,360,111	14,254,785
Weighted average shares outstanding - diluted	14,492,159	14,421,639
Shareholders’ equity to assets	7.58%	8.33%

AVERAGE BALANCES ($ in thousands)
Total assets	$2,080,375	1,803,312	15.4%
Loans	1,756,846	1,516,456	15.9%
Earning assets	1,939,712	1,682,535	15.3%
Deposits	1,712,738	1,525,167	12.3%
Interest-bearing liabilities	1,681,225	1,431,936	17.4%
Shareholders’ equity	166,637	158,380	5.2%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	March 31, 2007	December 31, 2006	September 30, 2006 (2)	June 30, 2006	March 31, 2006

Net interest income - tax equivalent (1)	$18,990	19,315	19,174	18,569	17,979
Taxable equivalent adjustment (1)	124	117	133	125	126
Net interest income	18,866	19,198	19,041	18,444	17,853
Provision for loan losses	1,121	1,293	1,215	1,400	1,015
Noninterest income	4,236	4,058	2,454	3,844	3,954
Noninterest expense	14,130	13,870	13,535	13,064	12,729
Income before income taxes	7,851	8,093	6,745	7,824	8,063
Income taxes	2,965	2,949	2,373	3,029	3,072
Net income	4,886	5,144	4,372	4,795	4,991

Earnings per share – basic	0.34	0.36	0.31	0.34	0.35
Earnings per share – diluted	0.34	0.36	0.30	0.33	0.35

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Net income for the three months ended September 30, 2006 was significantly impacted by the write-off loss of a merchant credit card account, which reduced noninterest income by $1,670,000.  The after-tax impact was $1.0 million, or $0.07 per diluted share.

First Bancorp and Subsidiaries Financial Summary - page 3

PERIOD END BALANCES ($ in thousands)	March 31, 2007	December 31, 2006	March 31, 2006	One Year Change
Assets	$2,177,318	2,136,624	1,907,887	14.1%
Securities	140,241	143,086	125,150	12.1%
Loans	1,776,130	1,740,396	1,553,371	14.3%
Allowance for loan losses	19,478	18,947	16,610	17.3%
Intangible assets	51,300	51,394	49,131	4.4%
Deposits	1,745,593	1,695,679	1,565,040	11.5%
Borrowings	198,013	210,013	131,739	50.3%
Shareholders’ equity	165,102	162,705	158,971	3.9%

	For the Three Months Ended
YIELD INFORMATION	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006

Yield on loans	7.67%	7.64%	7.54%	7.36%	7.16%
Yield on securities - tax equivalent (1)	5.26%	5.11%	5.13%	5.09%	5.06%
Yield on other earning assets	5.97%	5.82%	5.61%	5.60%	5.12%
Yield on all interest earning assets	7.46%	7.41%	7.32%	7.15%	6.95%

Rate on interest bearing deposits	3.78%	3.65%	3.44%	3.18%	2.88%
Rate on other interest bearing liabilities	6.03%	6.19%	6.17%	5.96%	5.54%
Rate on all interest bearing liabilities	4.02%	3.91%	3.72%	3.44%	3.08%

Interest rate spread - tax equivalent (1)	3.44%	3.50%	3.60%	3.71%	3.87%
Net interest margin - tax equivalent (2)	3.97%	4.05%	4.12%	4.22%	4.33%

Average prime rate	8.25%	8.25%	8.25%	7.90%	7.42%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006

Nonaccrual loans	$5,871	6,852	5,170	3,973	3,283
Restructured loans	8	10	11	12	12
Accruing loans> 90 days past due	-	-	-	-	-
Total nonperforming loans	5,879	6,862	5,181	3,985	3,295
Other real estate	2,351	1,539	1,799	2,024	1,451
Total nonperforming assets	$8,230	8,401	6,980	6,009	4,746

Net charge-offs to average loans - annualized	0.14%	0.19%	0.11%	0.09%	0.03%
Nonperforming loans to total loans	0.33%	0.39%	0.31%	0.24%	0.21%
Nonperforming assets to total assets	0.38%	0.39%	0.34%	0.30%	0.25%
Allowance for loan losses to total loans	1.10%	1.09%	1.09%	1.08%	1.07%